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                                                                    EXHIBIT 99.1

                          United Rentals, Incorporated

                          Preliminary Draft Transcript

DATE:     December 18, 2000

SPEAKERS: Brad Jacobs, Wayland Hicks, John Milne, Michael Nolan

TOPIC:    Earnings Revision Conference Call

     OPERATOR: Good morning, ladies and gentlemen, and welcome to the United Rentals investor conference call. Please be advised this call is being recorded.

     The statements in this conference call and the answer to your questions are intended to provide abbreviated and unofficial background information to assist you in your review of the company's press releases and official SEC filings. In addition, certain of these statements are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as believe, expect, project, may, will, should, or anticipate or the negative thereof or comparable terminology or by discussions of strategy. The company's business and operations are subject to a variety of risks and uncertainties and consequently actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual
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results to differ from those projected include, but are not limited to the following: (1) unfavorable conditions could lead to a decrease in demand for the company's equipment and toward a decline in prices and rental rates, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the company cannot be certain that it will have access to the additional capital that it may require or that its cost of capital will not increase, (4) acquisitions may become more expensive, may have undisclosed liabilities and may be more difficult to integrate, and (5) the company is highly dependent on the services of its senior management. These risks and uncertainties, as well as others, are discussed in greater detail in the company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and its subsequent quarterly reports on Form 10-Q. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

     I will now turn the call over to Brad Jacobs, Chairman and Chief Executive Officer. Mr. Jacobs, please go ahead.

     BRAD JACOBS: Thank you, operator, and good morning everybody. Thanks for joining us on the conference call.

     This morning we announced that we're revising our

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projections for the fourth quarter based on weaker than expected demand in our traffic control business, unusually bad weather in several parts of the country, and a decline in demand for rental equipment from many of our customers reflecting the slowdown in the overall economy. We now project fourth quarter revenues to be about $750 million or 12 percent below our earlier expectations. We expect earnings per share to be about 40 cents instead of analysts' estimates of 62 cents.

     About half of the earnings shortfall in the quarter is due to weakness in our traffic control business. Our shortfall in traffic control is primarily due to very poor weather in a number of states where we have a large amount of highway-related business, such as Texas and several Midwestern states. In addition, our performance was impacted by delays in TEA-21 projects. However, all indications are that next year should be a strong one for the traffic business as states move along the TEA-21 project development process and engineering plans get approved.

     Now let's talk about our overall plan for 2001. We think it's prudent to prepare for the likelihood of a slower economy. The steps we're taking are ones that you would expect. (1) We'll significantly curtail the purchase of rental equipment. We're planning to buy about $350 million of equipment in 2001 compared to about $900 million we'll spend this year. (2) We intend to sell substantially less used equipment next year. We will sell about $350

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million of used equipment in 2000 but are planning to sell only about $100 million next year. This will have a significant impact on our projected EPS but will save us $375 million in replacement capex. (3) We will step up our cost cutting efforts throughout the company to reflect anticipated slowing demand for equipment rentals. The net result of these actions will be the generation of less earnings but more free cash flow.

     We now anticipate that rental revenues for 2001 will be approximately $2.37 billion. This represents 15 percent growth from 2000, of which six to eight percentage points will come from same store growth, which is about half of what same store growth averaged this year. The balance of the growth in rental revenue is expected to come from the full year's contribution of acquisitions and cold starts, which are layered in throughout 2000. As I mentioned before, revenues from the sales of used equipment will be approximately $100 million, which is about 70 percent less than this year. Sales of equipment, merchandise, and other revenues will be approximately $535 million, up four percent.

     So in sum, we are anticipating total 2001 revenues to

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come in at a little over $3 billion. Earnings per share are projected to be
$2.00 to $2.10 next year, up six to 11 percent from projected 2000 results. This projected reduction in earnings primarily reflects the planned decrease in used equipment sales. And free cash flow from operations should increase dramatically. We're projecting about $390 million of free cash flow or about $300 million more than previously expected.

     While we would prefer a strong economy, we're not afraid of a slower economic environment. Our business model has been designed for this eventuality, and we should continue to benefit from the long-term trend of more customers renting equipment rather than buying it.

     So with that as a background, we have our whole team assembled here and we'll be happy to answer any questions.

     OPERATOR:  Thank you.

     Today's question and answer session will be conducted electronically. Anyone wishing to ask a question may do so by pressing the star key followed by the digit one on your push button telephone.

     Again, to ask a question it's star one. We'll pause a moment to assemble our roster.

     We'll take our first question from Barry Bannister, Legg Mason.

     BARRY BANNISTER:  Hi guys.  How you doing?

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     BRAD JACOBS:  Good morning, fine.

     BARRY BANNISTER: So let me go through a couple numbers that weren't given but were implied. You said you're going to cut costs but could you give us an idea of what the SG&A looks like for '01 versus this year?

     MIKE NOLAN:  Sure, Barry.  This is Mike.

     The SG&A we're projecting to be about $475 million for 2001, which would be up slightly from the full year but on a run rate basis we'll be taking about $30 million of projected costs out of the business.

     BARRY BANNISTER: And that's sort of a first stage, obviously. If things softened even more are you in the position of having the flexibility to reduce that further?

     MIKE NOLAN: Certainly. We've designed this size of infrastructure for the projected revenue that we see, which Brad mentioned was slightly over $3 billion.

     BARRY BANNISTER: And is that loaded towards the first half or is it going to occur in the second half or do you know?

     MIKE NOLAN: The cost reductions are slotted to take place during the first quarter.

     BARRY BANNISTER:  Okay.
     MIKE NOLAN: So they won't be all done at the beginning of the first quarter but they'll be layered in and should be completed by the end of the first quarter.

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     BARRY BANNISTER:  Okay.  And then fourth quarter same store sales, I mean you're looking at six to eight percent in '01. What are you looking at the fourth quarter now that things have slowed down and of course the weather has just been a real bear?

     MIKE NOLAN: On the rental revenue side they're in the -- somewhere around seven to eight percent.

     BARRY BANNISTER: Okay. So they went down from even the third quarter. And how much of that is weather, how much of that is -- do you think is -- softening business conditions?

     MIKE NOLAN: It's really almost impossible to tell. I mean we've been struggling with trying to figure that out but it is -- it's just too hard to tell.

     BARRY BANNISTER: And then last quick question, $390 million of free cash next year. How much will you use to repurchase stock, how much for debt reduction?

     MIKE NOLAN: We will basically use a majority of it for our debt reductions. The stock buybacks, as you know, we have a $200 million plan -- of which we spent $30 million or $31 million in the second quarter of this year. We'll be opportunistic with that depending on liquidity and uses of capital. So we don't have a definitive budget for that going forward. But we will consider using some of that free cash flow for stock buyback.

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     BARRY BANNISTER:  Did you say anything about the fourth quarter buybacks, what you did?

     MIKE NOLAN:  No.  We put that in the 10-Q traditionally.

     BARRY BANNISTER:  Okay.  Thanks, guys.

     OPERATOR:  Our next question comes from David Raso, Salomon Smith Barney.

     DAVID RASO:  Hi.  Good morning everybody.  Hopefully you can hear me OK.

     BRAD JACOBS:  Yes, sure.

     DAVID RASO:  Quick question on the used equipment environment.

     I understand the pullback on some of the used equipment sales next year is cash flow related. But can you give us a little color on used equipment pricing right now on selling equipment on the fleet?

     WAYLAND HICKS:  Yes.  This is Wayland.

     We're seeing some softening in pricing. It's not significant at this point. I mentioned once before that some areas are affected more than others. Heavy machinery seems to be softer, also off-spec equipment. But across the board we're beginning to see some softening.

     DAVID RASO: Is there any particular product categories that you're seeing more trouble with than others? Even on an inventory side, as well?

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     WAYLAND HICKS:  No.  It seems to be reasonably widespread.  Again, not a lot of reduction in pricing but pretty much across the board. Other than the point that I made if you're selling off-spec equipment, a two-wheel drive backhoe as opposed to a four-wheel drive backhoe you'll certainly see it more there.

     DAVID RASO:  Okay.  And I'll just get back in the queue.

     I've got a quick question now on the age of the fleet before I jump. The age of the fleet, obviously, you made some direct comments about letting the fleet age a bit. When you're looking at equipment purchasing next year, can you give us some idea how you think that'll impact the average age of the fleet? I guess the last number we heard was 24 months, I believe, the present age.

     MIKE NOLAN: The age of the fleet presently today is about 25 months and what we're planning on doing should probably age the fleet about six months -- six to seven months.

     DAVID RASO:  Okay, great.  I appreciate it.  Thank you.

     WAYLAND HICKS:  Thank you, David.

     OPERATOR: Our next question comes from John McGinty, Credit Suisse First Boston.

     JOHN MCGINTY:  Good morning.

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     I wondered if you could just talk for a second about what the implication is for rental rates in the kind of environment you saw in the fourth quarter and what is implicit in rental rates in your forecast for '01?

     WAYLAND HICKS: John, rental rates actually through the month of November on a year over year basis were up slightly about two percentage points. We're planning, however, for the year 2001 that rental rates will be essentially flat.

     JOHN MCGINTY:  Okay.

     And the decline, in other words, the increase through November about two percent going to a flat reflects really the -- what you're talking about in terms of the slowdown in the economy?

     WAYLAND HICKS: Yes. I think when we were putting our plan together we were reluctant to build in the continuation of price increasing and price increases so we just assumed a more conservative environment.

     JOHN MCGINTY:  Okay.

     And then with regard to -- you talked, for example, about, if I've got my notes correct, a 15 percent growth in revenues in 2001 to $2.37 billion, which is six to eight percent same-store growth and the other half, in essence, is the layering in of those things that you had done throughout 2000. Is that...

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     BRAD JACOBS:  Right.

     JOHN MCGINTY: Okay. If we look at 2001 is your expectation and I'm -- what I'm doing is looking ahead for a second at what the implication is for 2002. Will the rate of cold starts and acquisitions slow in the environment you foresee in '01 such that we've got a higher hill to climb for '02, or in the crummier environment will pricing come down so you'll be more aggressive in acquisitions? Could you just talk conceptually as you look at '01 how you would view that factor of your business?

     BRAD JACOBS:  Right.

     John, in terms of cold starts we had had several dozen requests for cold starts in the field during the budget process, but given our focus more on increasing cash flow and because cold starts are negative cash flow for some period of time before you build them up...

     JOHN MCGINTY:  Yes.

     BRAD JACOBS: ... we're to do almost no cold starts in 2001. With respect to acquisitions our policy has been recently and it's not going to change that we are still interested in acquisitions on an opportunistic basis. If they're strategically important, if there's some real important rationale to doing it, if they are credit neutral to positive, i.e. we can use some stock and it'd still be accretive.

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     JOHN MCGINTY:  Right.

     MIKE NOLAN: And if the deal makes sense as a whole. So I mean those are much higher criteria, higher thresholds for getting a deal done, but we're going to keep an open mind because in this kind of environment there's opportunities.

     JOHN MCGINTY: So would your assumption be that that would be less? I mean just as you view what your vision of '01 is with -- and given that threshold would things be less, the same, or more?

     BRAD JACOBS:  Yes, the likelihood is less.

     JOHN MCGINTY:  Okay.

     Thank you very much.

     BRAD JACOBS:  Thank you.

     OPERATOR:  Our next question comes from Paul Ross, ING Ghent Asset
Management.

     PAUL ROSS:  Thank you.  Good morning.

     BRAD JACOBS:  Morning.

     PAUL ROSS: Could you give us some sense of what type of macro economic scenario you're looking at right now for the United States in 2001 so as that evolves through the first and second quarter we can get a better sense of how these revised estimates for 2001 might be revised again?

     WAYLAND HICKS:  Let me take a crack at that.

     Basically, when we put the plan together we said the

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high side of the range would be a soft landing and I don't think I have to define that any further. On the other hand, the low side of the range, the $2.00 range, we kind of characterized it as a soft landing with bumps or rocks in it. So it wouldn't be a -- it would stop short of being a hard landing and frankly we expect the economic environment to be some place in between that.

     BRAD JACOBS:  We're looking for a bumpy landing.

     PAUL ROSS: I know that you're in every region of the country but is there some particular region in the fourth quarter which has been more bumpy than others? And would you see that continuing into the first quarter?

     WAYLAND HICKS: Actually the southeastern part of the United States continues to be the area that we see more weakness in it, primarily driven by the overall competitive nature in that marketplace, particularly a number of key competitors are concentrated there.

     BRAD JACOBS: It was more by line of business than by geography. The highway related business, especially in our traffic control business, but also we have a lot of general business that we do out in the highway too, general rental stuff. And obviously, with the weather that highway business just stops dead cold.

     PAUL ROSS:  Thank you very much.

     BRAD JACOBS:  Thank you.

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     OPERATOR:  We'll take our next question from Stefan Mytikiuk, Baron
Capital.

     STEPHEN MYTIKIUK:  Yes, good morning.

     A couple things, could you just give us some guidance? What happens to or what did you build into your model in terms of expectations for the gross margin by revenue line for '01? And then, what would happen if the economy continued to be slow in going into '02 and you decided to keep your capex -- you know, hold back the capex, what would happen to the -- if you did this fleet aging one more year, what happens to the age of the fleet into '02, and what's kind of your limit of how far you can stretch that age? Thanks.

     ANSWER: With respect to the fleet age, we'd probably age it about another half year in '02 if we had the same economic environment and took the same type of actions that we're taking here. Having said that, that still would put us where we're very comfortable with the fleet age. You know, we've said that we'd go up to 36 months very comfortably without seeing any customer dissatisfaction or higher maintenance costs, and you could take it up from there to four years with having some more maintenance costs, a few more service calls, but certainly you could run the fleet that way, and many companies in our industry do.

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     With respect to the margins, obviously with the cost-cutting, we'll offset some of the margin pressure from having this decreased plan. We would see a decrease on the cost of equipment rentals of probably 80 to 90 basis points on the margin, and we also are projecting for conservative sake about a 5 to 6 percentage point pressure on used equipment margins.

     STEPHEN MYTIKIUK: Okay. So you're saying the equipment rental gross margin goes down 80 to 90 basis points?

     ANSWER:  Correct.

     STEPHEN MYTIKIUK: Okay. What is -- I mean, Brad, you mentioned it earlier, but how much visibility can you really get into on the TEA-21 business that that's going to start coming through?

     BRAD JACOBS: Well ... I would give a little plug for Dave Raso who asked the question earlier in the queue from Salomon, wrote a really excellent piece on Friday about his visit to one of the trade organizations for TEA-21, and I think I agree with pretty much every sentence in there. And the bottom line is that TEA-21 was slowed down this year, kind of ironically because the economy was good and the state didn't have their act together in terms of getting engineering plans, and with low unemployment -- there weren't enough engineers and there just wasn't enough

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focus on it from the states, and of course the states have to participate in order to get it done. The Federal money is allocated, the states have to follow along. Next year, ironically with the economy slowing, I think the states are going to be more focused on getting the money dribbled out. I think you're already seeing a resolution to do that and there's a lot of pressure building up from the construction community to speed it along. So I am optimistic about TEA-21 next year. You always have to be a little cautious when you deal with government, but there's quite a bit of momentum to get TEA-21 rolling next year.

     STEPHEN MYTIKIUK:  Okay.  Remind us, how big is that part of the business?

     BRAD JACOBS: We'll do a little over $400 million in traffic control business next year.

     STEPHEN MYTIKIUK: Okay. And is the same store growth projected for '01 different from the company average?

     ANSWER: It's about the same as what we're planning for the rest of the company.

     STEPHEN MYTIKIUK:  Okay.  Thanks.

     BRAD JACOBS:  Thank you, Stephen.

     OPERATOR: We'll take our next question from Stacy Devine, Deutsche Bank Alex Brown.

     BRAD COLEMAN: Good morning, actually this is Brad Coleman for Stacy. Just wondered if you'd give us a little

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more information about what you're planning in terms of cost reductions. Would that entail staff reductions and store closings or divestitures?

     WAYLAND HICKS: Most of the cost reductions that we're planning come out of the SG&A side of the business. We will continue to do store closings as we have in the past where it makes sense to do that, either stores that are significantly underperforming or more likely where we have an opportunity to consolidate locations without losing our customer base.

     BRAD COLEMAN: Do you have a target? What will be the potential impact on the revenue side of those store closings or divestitures in 2001?
     WAYLAND HICKS: I don't think I can specifically respond to that question. We haven't cut the data that way, but I don't expect store closings to be a really significant amount.

     JOHN MILNE:    We see the SG&A line being the biggest piece. We've targeted throughout the organization, from the corporate level all the way down to the store level, SG&A cost items that we'll be able to pull out of the business. That includes everything from service centers, corporate functions, risk management, IT. It's a lot of different groups, but none of it is being driven by any significant store closures, consolidations, or shutdowns. We do that

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in the normal course of our business, when we identify opportunities to improve the business through closures, but that's not how we're identifying these cost savings.

     BRAD COLEMAN: Okay. And then also, a follow-up on another question, you had mentioned that you saw some continued weakness in the southeast market, as you have in past quarters. In past quarters, though, you've also seen other markets being able to offset that, kind of distinguishing you guys from some of your competition. Can you give us an idea of what you're seeing in some of the other markets? Are we seeing a slowdown across the board or is it -- some more color on that?

     WAYLAND HICKS: It seems to be fairly generally spread although our sense is that we're seeing the industrial sector slow down just a little bit more. That's not surprising if you read a lot of the announcements that have taken place over the course of the last month, month and a half, in terms of business performance in that sector. We are still seeing some areas of the country that are going stronger, particularly with regard to price. The western Canadian part of the country and the Midwest are showing good pricing, although business, even in those two environments, is still a little softer.

     BRAD COLEMAN:  Okay.  Thank you.

     OPERATOR:  Our next question comes from Carla Casella

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at Chase.

     CARLA CASELLA:  Thank you.  My question has already been answered.

     OPERATOR:  Our next question comes from Sarah Thompson, Lehman Brothers.

     CHUCK PETERSON: Sorry about that. I had my mute button on. This is actually Chuck Peterson for Sarah.

     I was wondering if you could break out the expectations for the fourth quarter and fiscal '01 into EBITDA.

     ANSWER:  Could you repeat the question, we couldn't hear it.

     CHUCK PETERSON: I was wondering if you could break out the expectations for the fourth quarter and fiscal '01 into EBITDA.

     ANSWER: You're asking can we give you expectations for the fourth quarter of 2001?

     CHUCK PETERSON: For the fourth quarter of 2000 and fiscal '01, in terms of EBITDA.

     MIKE NOLAN: We're looking in the fourth quarter to have probably in the neighborhood of $240 million of EBITDA. And for the full year of 2001, we're looking for something in the neighborhood of a $1.010 billion to $1.020 billion.

     CHUCK PETERSON:  Okay.  That's all I have.  Thank you.

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     OPERATOR:  Our next question comes from Mike Kinder, Salomon Smith Barney.

     ANSWER:  Hi, Mike.

     MIKE KINDER: Yes. Hi. In terms of mix, you talked about traffic being roughly in line with the rest of the same-store sales growth in 2001, I was wondering if you could just comment on some of the other segments of your business. What do you expect to be either above average or average -- construction, industrial, consumer.

     WAYLAND HICKS: I think I mentioned earlier, Mike, that the industrial sector seems to be softening a little more than the rest of the business. The consumer market, on the other hand, which is about 10 percent -- I am talking about the homeowner in this sense -- 10 percent of our business looks like it remains pretty consistent. And I would expect that that would flow through pretty much the same way in the year 2001.

     Our aerial business has been running just a little bit stronger than the rest of the general rental business, and we also expect to see that pretty much continue the same way next year.

     MIKE KINDER: Okay. And away from the Southeast, are there any other regions of the country that stick out either positively or negatively, in terms of rental pricing trends?

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     WAYLAND HICKS:  On rental pricing trends, I think we have one region that was down slightly, but the 2% increase has been pretty much consistent across the country. I did mention earlier that the Pacific Northwest, Canada, western Canada and the Midwest were running a little bit higher than the rest of the country, higher than the average.

     BRAD JACOBS: Mike, as you know, the big focus in our company is trying to achieve rental rates increases.

     MIKE KINDER:  Right.  Good.  Thank you very much.

     OPERATOR:  We'll take our question next from Elaine Thomson, Merrill Lynch.

     ELAINE THOMSON: Good morning. Brad, I just had a clarification point first. Capex next year of $350 million you said "versus $900 million this year"?

     BRAD JACOBS:  Right.

     ELAINE THOMSON: That would indicate $220 million in the fourth quarter? -- because I had $681 million through the nine months.

     BRAD JACOBS: And that includes equipment that was purchased with operating leases not on the balance sheet.

     ELAINE THOMSON:  Okay.  All right.  Thank you.

     And, Mike, my second question, in terms of working capital, obviously I guess the receivables aren't going to be as high in the fourth quarter as you expected, so for the full year 2000, what do you now expect for working

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capital in terms of use of funds?

     MIKE NOLAN: In the fourth quarter our objective is to be fairly neutral on the working capital line. We still are running a little negative on accounts payable, as we had in the third quarter, but I think in the last month of the quarter here, we'll probably make some of that up. So, if anything, it will be slightly negative because of accounts payable.

     ELAINE THOMSON:  Okay.  Thank you.

     BRAD JACOBS:  Thank you, Elaine.

     OPERATOR: Our next question comes from Robert Ryan, Bank of America Securities.

     ROBERT RYAN: Good morning. I was wondering if you could update us on where your cash and total debt positions are currently.

     MIKE NOLAN: Okay. We would expect to end December at about $2.8 billion of debt, and we usually carry cash balances of around $25 to $30 million.

     ROBERT RYAN: Okay. So relatively flat with where you were at the end of the third quarter?

     MIKE NOLAN:  Correct.

     ROBERT RYAN: Okay. And historically your reserve for bad debt against your receivables has been considerably higher than the peer group, running anywhere from 11 to 17 percent. With the economy cooling and the business slowing,

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what sort of risks do you see going forward that you'll need to increase that accrual on an ongoing basis?

     MIKE NOLAN: We actually don't see too much risk there. We've gone through and looked at what was done in the past in slowing times, and reality is, a lot of our work is done through pre-lien bonding of the projects that our equipment goes out on and therefore we have a very good collection history. Also, on the traffic side, most of that work is bonded as well.

     ROBERT RYAN: Okay. And finally, you amended the interest coverage covenant under your credit facility, I believe it was in the second quarter. I presume that under your revised plan you see no issues with compliance with that amended level at year-end '01?

     MIKE NOLAN:  You're talking about the EBIT coverage --

     ROBERT RYAN:  Right.

     MIKE NOLAN:  -- amendment?  I know we had pushed back a step up.

     ROBERT RYAN:  Exactly.

     MIKE NOLAN: And at this point, you know, we're projecting at the end of 2000 to, with this lower fourth quarter, have no problems with that.

     ROBERT RYAN:  And the same goes for '01, I assume?

     MIKE NOLAN:  I have to check that, but I believe so.

     ROBERT RYAN:  Thanks very much.

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     OPERATOR:  The next question comes from Neal Goldman, Bank of America
Securities.

     NEAL GOLDMAN: Hi, just one quick question, and most of my questions have been answered, but you said that the highway business has been affected by the weather. I'm curious -- do companies have an "out" when there's bad weather, or don't they rent this equipment long-term? And I'm confused about why the bad weather would affect them.

     WAYLAND HICKS: There's a lot of our highway business in parts of the country like Texas that is road striping, where we actually have equipment that lays the stripes in the center of the road. You actually have to have two days of dry weather before you can put striping down. That part of the business has been hit very hard. Also, in other areas of the country where we have experienced winter earlier than we traditionally do, highway work pretty much shuts down, and people hold off until the spring or warmer weather comes.

     So we saw earlier-than-usual shutdown in some of the highway work, and then striping was hit very hard, particularly in Texas.

     NEAL GOLDMAN: I see. And why, all of a sudden, did you guys decide to focus on cash flow, as opposed to earnings?

     WAYLAND HICKS:  We basically are concerned about where

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the overall economy is and where it's heading. We just felt that, given the likelihood of a slowdown in the economy, that it would be more prudent on our part to conserve cash, and we just think that's the right thing to do. We're of the opinion, as I mentioned, that the economy will soften a little bit more than it already has, and that's a good time to be conservative on cash.

     MIKE NOLAN: And we always have been focused on cash flow. Obviously if our expectations are wrong and President Bush and Alan Greenspan figure out a way to get the economy going real strong next year, we can gear up for growth a lot faster than we would have been able to gear down our cost structure for a slowing economy. So prudence dictates that we not go for growth; we'll go for cash flow instead - it's caution, conservatism, keeping our flexibilities open.

     NEAL GOLDMAN:  Great, thank you.

     BRAD JACOBS: Thank you. Operator, let's take two more questions so people can get back into the market.

     OPERATOR: Thank you. Our next question comes from Barry Bannister, Legg Mason.

     BARRY BANNISTER: Hi, a couple questions to follow up. Earlier, you were talking to John about your capital spending, and then you answered the question about operating leases. But of the $350 million in '01, how much of that is going to be operating leases, if you could give

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me some guidance there?

     MIKE NOLAN: We don't have a definitive plan on how much of that we'll actually pay cash for and how much we'll put on operating leases, but in the cash flow numbers, the $390 million, it's assumed that all of them are paid for with cash.

     BARRY BANNISTER: Okay. And then if we look at your acquisition plans, you did $987 million of acquisitions of other companies in '99. , I'm estimating about $450 million in 2002, $200 million next year. Do those figures make you squirm, or do you think it will be below that on the next-year acquisitions?

     JOHN MILNE: It's hard to nail it down at this point. I mean we will certainly be ratcheting down our -- stock in trade -- smaller $10 million cash acquisitions. We'll be ratcheting that down to a very, very low level. But having said that -- picking up on Brad's earlier point -- we think there might be some opportunities for some credit-neutral or credit-positive transactions where we'd be issuing stock if it's on accretive terms and at attractive purchases prices. So, you know, the stock-in-trade deals-- absolutely. The cash deals will be down to a de minimus level.

     BRAD JACOBS: We'll be opportunistic in acquisitions for 2001. If deals make sense, if there's a strategic

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rationale for doing them, if they're credit-neutral or credit enhancing, if they're accretive, if it's just a great deal that makes sense all around, we're going to do them. If not, we don't need them.

     BARRY BANNISTER: Okay. And then in the third quarter there was an OEM that had some interest in buying possibly a piece of the company. May we assume that at this low price you just simply weren't interested in selling? Or is that still something you might be, you know, willing to entertain, or what?

     BRAD JACOBS: It's a good question. We prefer not to comment on that. But suffice it to say that, you know, we're always interested in shoring up our balance sheet and reducing our debt-to-cap ratios.

     BARRY BANNISTER: And then my last question. You had said at the end of '99 that your goal was $150 million in 2000 of cost reductions on purchasing. You had said that earth moving was a key goal. What did you do in earth moving? What do you think you'll do in earth moving next year, and how close did you get to the $150 million this year?

     WAYLAND HICKS: We actually have not gone back yet and tallied where we think we'll finish the year. My sense is that we'll be slightly below that goal of $150 million. With regard to earth moving, we're in the midst of

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negotiations with vendors, even as we speak, so I wouldn't comment on where we expect that to come out yet.

     BARRY BANNISTER:  But you're optimistic?

     WAYLAND HICKS: I think as we cut back on the overall amount of equipment that we're buying, some of the vendors will have a difficult time trying to give us the same price levels that we've been getting in the past. But, having said that, if we're right about the overall economy, they will be looking for homes for their equipment, too, and if that is the case, then we should feel pretty good about what we'll get.

     BRAD JACOBS: And, Barry, I hate to throw bad news on some of the OEMs, but of the $350 million of gross capex, we're looking at buying 15 or 20 percent of that in the used equipment market.

     There's opportunities that have arisen in the last few months that we've already started to take advantage of where, for whatever reason, people are downsizing their fleet, particularly other rental companies. By the way, this is a good thing because it's helping rental rates and it's getting rid of that over-fleeting issue that existed a year ago. Nevertheless, it's an opportunity now to actually be a buyer of fairly new equipment -- six- to twelve-month old equipment -- at pretty good prices.

     BARRY BANNISTER:  Sure.  Okay.  Thanks a lot, guys.

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

     OPERATOR: We'll go to Stephen Volkman, Morgan Stanley. Mr. Volkman, your line is open. Please go ahead.

     STEPHEN VOLKMAN:  Hello?

     BRAD JACOBS:  Stephen, there you go.

     STEPHEN VOLKMAN:  Can you hear me okay?

     BRAD JACOBS:  Now, we do, yes.

     STEPHEN VOLKMAN: Sorry about that. I guess I was -- Actually, you just sort of started to hit on my question. I'm interested in your capex next year. And how should we think about -- Are there specific types of equipment you think you'll do less of? You talked a little bit about the used, which I was curious about, as well. So, you know, sort of how that impact is going to go through. And then, looking a bit further down, how long can you sort of continue to do this? I mean at what point do you get uncomfortable with the age of the fleet?

     BRAD JACOBS: Well, on the first part of the question, I think we prefer not to comment publicly right when we're starting our negotiations with the OEMs. But there'll be a reduction pretty much in all categories. You know, going from $900 million to $350 million and then 15 or 20 percent of the $350 million coming from used equipment market, it's sure to be reduced. There's no question about that. With respect to the age of equipment, by design, for the last three years, we've always said that we want to be prepared

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for the inevitability of a downturn in the economy. And one of the ways we've done that, in addition to geographic diversity and customer mix, keeping the balance sheet relatively under-leveraged, is to have a young fleet. And $900 million of our fleet is spanking new. It's measured in months. We bought it all within the last 11 months. And we have an average age of only about two years. So we could double the age of our fleet, and I don't think customer service would go down or that reliability would go down. I think our repair and maintenance would go up slightly, but we have two years easily where if we went into a prolonged hard landing, we could still wait it out and do just fine.

     STEPHEN VOLKMAN: Okay. And then let's just say things get worse next year, even than what you're looking for. Hopefully, this will not happen, but I'm just trying to figure out, what's the next step at this point? Do you then -- Are you then net sellers into the used equipment market again and, therefore, perhaps your earnings go up?

     WAYLAND HICKS: I think what we would do is we would throttle back on capital as the first step. When we talk about $350 million, we don't release all of that for spending immediately, so we will watch the economy. If our prognosis is right, then we'll release that gradually as we go through the year. On the other hand, if the economic

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environment proves to be worse than what we anticipate, we would pull that back.

     The second part of your observation on used equipment -- We probably would not want to sell a lot more, particularly if the used-equipment market proves to be soft, if we see price levels coming down. That's pretty much of a commodity, and rather than sell at a time when you get the lowest price, we would hold the fleet, and Trim back on the total size of the fleet by not adding additional capital to it.

     BRAD JACOBS: The $100 million of used equipment that we're going to sell this year is older stuff. It's stuff that we're not getting superior -- or adequate utilization on. We're always doing that. We're never going to stop used-equipment sales. Part of our corporate culture is to methodically go over what the utilization rates are for types of equipment, even specific pieces of equipment. And where there are inferior returns, we sell it. And where there are superior returns, where we see demand, we're on a monthly basis gauging that and buying that type of equipment.

     STEPHEN VOLKMAN:  Okay, great.  Appreciate it.  Thanks.

     BRAD JACOBS: Thank you, Stephen. Everyone, thank you very much for participating in the call. We appreciate

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your support very much. We are confident that we're taking the right steps in this type of an economic environment. We're prepared for this. We've been preparing from the beginning of our company for this. And we look forward to talking to you on the fourth quarter conference call on February 28. So everyone have a very safe and happy holiday, and thank you for your support once again.

     OPERATOR: That concludes today's United Rentals conference call. We thank you for your participation, and you may now disconnect.

                                 (End of Call)

                                     -o0o-

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